Merrill Lynch Series Fund, Inc.

File No. 811-3091

Item No. 77M (Reorganizations) -- Attachment

During the fiscal semi-annual period ending December 31, 2003, Merrill Lynch Natural Resources Portfolio (the “Natural Resources Portfolio”), Series No. 8 of Merrill Lynch Series Fund, Inc. (the “Registrant”) reorganized into Merrill Lynch Global Allocation Strategy Portfolio (the “Global Allocation  Portfolio”), Series No. 9 of the Registrant.

On July 7, 2003, at a meeting of the Board of Directors of the Registrant, the Board of Directors approved a Reorganization, which refers collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of the Natural Resources Portfolio by the Global Allocation Portfolio in exchange for shares of the Global Allocation Portfolio, which shares will then be distributed to the shareholders of the Natural Resources Portfolio in liquidation of the Natural Resources Portfolio, and  (ii) the termination of the Natural Resources Portfolio as a series of the Company.

On August 26, 2003 in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-108221 and 811-3091) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Natural Resources Portfolio.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 3, 2003.  The N-14 Registration Statement as so amended was declared effective by the Commission on December 15, 2003.

On November 17, 2003, the shareholders of the Natural Resources Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose.  On November 21, 2003 (the “Reorganization Date”), pursuant to the Agreement, the Natural Resources Portfolio transferred assets valued at $16,447,737.81  to the Global Allocation Portfolio and received in exchange 1,251,881.719  common shares of the Global Allocation Portfolio.  Such shares were then distributed to the shareholders of the Natural Resources Portfolio on that date in proportion to each shareholder’s interest in the assets transferred.  The Natural Resources Portfolio ceased offering shares as of the Reorganization effective date.